                                                                    EXHIBIT 12.1



                            BANNER AEROSPACE, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES





(In thousands)

                                          FOR THE NINE MONTHS
                                           ENDED DECEMBER 31,                    FOR THE FISCAL YEARS ENDED MARCH 31,
                                       -------------------------    -------------------------------------------------------------
                                           1996          1995          1996         1995         1994         1993        1992
                                       -----------   -----------    ----------   ----------   ----------   ----------  ----------
                                       (unaudited)   (unaudited)
Fixed Charges:
   Interest expense                          9,249         8,343        10,972        9,809        9,089        7,510      7,095
   Implicit interest in rent expense           823           741           988          879          920          942        680
                                       -----------   -----------    ----------   ----------   ----------   ----------  ----------

      Total fixed charges                   10,072         9,084        11,960       10,688       10,009        8,452      7,775
                                       ===========   ===========    ==========   ==========   ==========   ==========  ==========

Earnings:
   Earnings before provision for
      income taxes                           7,664         2,516         2,595        1,025        2,242       (2,252)    13,143
   Fixed charges                            10,072         9,084        11,960       10,688       10,009        8,452      7,775
   Capitalized interest                       (694)       (1,077)       (1,315)        (466)        (536)        (402)         0
                                       -----------   -----------    ----------   ----------   ----------   ----------  ----------

   Earnings, as defined                     17,042        10,523        13,240       11,247       11,715        5,798     20,918
                                       ===========   ===========    ==========   ==========   ==========   ==========  ==========

Ratio of earnings to fixed charges(1)         1.69          1.16          1.11         1.05         1.17          ---       2.69
                                       ===========   ===========    ==========   ==========   ==========   ==========  ==========

(1) The deficiency of earnings to cover fixed charges was $2,654 for the fiscal year ended March 31, 1993.